Exhibit 4.2

SHARE CERTIFICATE

OF

China Ming Yang Wind Power Group Limited

INCORPORATED IN THE CAYMAN ISLANDS

Authorized capital: US$ 1,000,000.00 divided into 1,000,000,000 shares of a nominal or per value of US$0.001 each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE RULES AND LAWS

GOVERNING THE ADMINISTRATION OF THE COMPANY

SHAREHOLDER	NO . OF SHARES	DISTINCTIVE NUMBERS		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR	DIRECTOR/SECRETARY

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE